Exhibit 4.6

AMENDMENT TO EMPLOYMENT AGREEMENT

Executed on August 1, 2019

This AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into effect as of January 1, 2019 (the “Effective Date”) by and between Galmed Research and Development Ltd. (the “Company”), and Mr. Allen Baharaff, ID Number 059100818 (the “Executive”) (each, a “Party” and collectively, the “Parties”).

R E C I T A L S

WHEREAS, the Company and the Executive are parties to that certain employment agreement dated as of December 23, 2013, as amended on March 15, 2016 and July 20, 2017 (collectively, the “Agreement”); and

WHEREAS, the board of directors and remuneration committee of the Company have resolved to approve an increase to Mr. Baharaff’s gross monthly salary from NIS 115,000 to NIS 144,375 per month, commencing as of January 1, 2019, and with such increased salary to be in effect for a period of two years, subject to the approval of the shareholders which was obtained on May 13, 2019;

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the Parties agree as follows:

1.                   Except as provided explicitly herein, all other provisions of the Agreement (including any of its exhibits and schedules) shall continue to be in full force and effect, mutatis mutandis. All capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to them in the Agreement.

2.                   As of the Effective Date, Section 6 of Annex A of the Agreement shall be replaced in its entirety by the following:

“NIS 144,375”

As of the Effective Date, any reference in the Agreement to the term “Monthly Salary” shall refer to the amount set forth in this Section.

3.                   This Amendment supersedes all prior agreements, written or oral, between the Parties relating to the subject matter of this Amendment. This Amendment may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement. Except as amended hereby, the Agreement remains in effect and unmodified. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall prevail.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered on and as of the date first written above.

COMPANY:		Executive
Galmed Research and Development Ltd.		Allen Baharaff
By:	/s/ Tali Yaron-Eldar	Signature:	/s/ Allen Baharaff
Name:	Tali Yaron-Eldar
Title:	Director

[Signature Page- Galmed - Amendment to Employment Agreement – Allen Baharaff]